Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 13, 2012 by and among Bay Acquisition Corp, a Nevada corporation formerly known as Securelogic Corp. (“SLGI” or the “Purchaser”), Goozex, Inc., a Maryland corporation (“Goozex”), the principal stockholders of Goozex set forth on Schedule “A” hereto (the “Principal Goozex Stockholders”).

RECITALS

A.           WHEREAS, the Principal Goozex Stockholders own 85.14% of the issued and outstanding capital stock of Goozex (the “Goozex Stock”).

B.           WHEREAS, subject to the terms and conditions set forth herein, the Principal Goozex Stockholders wish to sell to SLGI and SLGI desires to purchase from the Principal Goozex Stockholders all of their Goozex Stock for the purchase price set forth below which represents 85.14% of the total ownership of Goozex.

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF STOCK

1.1           Purchase and Sale of Goozex Stock

Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Principal Goozex Stockholders shall sell, convey, transfer, assign and deliver to SLGI, and SLGI shall purchase from the Principal Goozex Stockholders (the “Transaction”), all of the issued and outstanding common shares of Goozex owned by the Principal Goozex Stockholders.

1.2           The Closing

The closing of this Agreement (the “Closing”) shall occur on February 29, 2012 (the “Closing Date”) at 10:00 a.m. local time at the offices of Cyruli Shanks Hart & Zizmor, LLP, or such other time or location as the parties hereto shall agree.

1.3           Purchase Price

Subject to the terms and conditions of this Agreement, the total purchase price (the “Purchase Price”) for all of the issued and outstanding common stock of Goozex (including the Goozex Stock)   shall be:

(a) The sum of One Hundred Fifty Thousand ($150,000.00) Dollars to be divided among the Principal Goozex Stockholders, on a pro rata basis, together with all of the minority stockholders in Goozex, in accordance with each of the Principal Goozex Stockholders respective ownership of Goozex.

(b) A total of such number of newly issued shares (the "Purchase Price Shares") of common stock of SLGI, par value $.001 per share (the "SLGI Common Stock") to be paid to the Principal Goozex Stockholders, on a pro rata basis, together with all of the minority stockholders in Goozex, in accordance with each of the Goozex Stockholders respective ownership of Goozex, which, as of the Closing, shall represent fifteen percent (15%) of the total number of shares of SLGI issued and outstanding as of the Closing, after taking into account any shares issued in connection with the Private Placement, as defined below.

1.3.1           No Fractional Securities

No certificates or scrip representing fractional SLGI Common Stock shall be issued pursuant to this Article I.  In lieu of any such fractional securities, each Goozex Stockholder who would otherwise have been entitled to a fraction of a share of Purchase Price Shares will be paid cash for an amount equal to such fraction.

1.4           Assistance in Consummation of the Purchase and Sale of  Stock

The Goozex Stockholders, SLGI and Goozex shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Transaction and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

1.5           Tax and Accounting Consequences

It is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II - REPRESENTATIONS AND WARRANTIES
OF GOOZEX AND
THE GOOZEX PRINCIPAL STOCKHOLDERS

Except as otherwise set forth on the Disclosure Schedules delivered to SLGI and attached hereto, as of the date of this Agreement and as of the Closing, (a) Goozex represents and warrants to SLGI, and (b) the Principal Goozex Stockholders, represent and warrant to SLGI, all as follows in this Article II (which representations and warranties shall survive the Closing to the extent provided in Section 10.3 hereof):

2.1           Good Title

The Principal Goozex Stockholders represent that they each own the number of shares of Goozex common stock set forth next to their name on Schedule “A,” free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right or option.

2.2           Organization, Good Standing.

Goozex is a corporation duly organized and validly existing under the laws of the State of Maryland. Goozex has all requisite power and authority to own its assets, those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing in the jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary, except where the lack of such qualification does not have a material adverse effect on upon the business, business prospects, assets, operations or financial condition Goozex (a “Material Adverse Effect”).

2.3           Authorization

Goozex has full corporate power and authority and the Principal Goozex Stockholders have the full power, right and authority to enter into this Agreement, and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and will be, on the Closing Date, duly executed and delivered by each of Goozex and the Principal Goozex Stockholders, as applicable, and this Agreement is, and will be, on the Closing Date, a legal, valid and binding obligation of each of Goozex and the Principal Goozex Stockholders, as applicable, enforceable against each of them in accordance with their respective terms of this Agreement, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

2.4           Authorized Capitalization

Goozex authorized capital stock consists solely of 100,000 shares of Goozex common stock, $0.10 par value (“Goozex Common Stock”) of which 34,546 shares are issued and outstanding on the date of this Agreement.  All issued and outstanding shares of Goozex Common Stock are validly issued, fully paid and nonassessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate Goozex to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. There are (a) are no voting trusts or other agreements or understandings with respect to the capital stock of Goozex to which Goozex is a party or by which Goozex is bound and (b) no such agreements or understandings to which any of the Principal Goozex Stockholders are a party or by which any of the Principal Goozex Stockholders are bound.  None of the Principal Goozex Stockholders are indebted to Goozex and Goozex is not indebted to the Principal Goozex Stockholders.

2.5           Subsidiaries and Affiliates

Goozex has no Subsidiaries. As used in this Agreement, “Subsidiary”, when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. Goozex does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.6           No Approvals or Notices Required; No Conflicts With Instruments

Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement by Goozex and the Principal Goozex Stockholders and the consummation of the transactions contemplated hereby and thereby will not in any way which would result in a Material Adverse Effect, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to Goozex or the Principal Goozex Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a “Person”) (the consent of all such Persons to be duly obtained by Goozex and the Principal Goozex Stockholders at or prior to the Closing), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Goozex or the Principal Goozex Stockholders are a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of Goozex or upon the Goozex Common Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or By-Laws of Goozex, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of Goozex.

2.7           Financial Statements

Prior to the Closing, Goozex shall have delivered to SLGI a consolidated audited financial statements including a balance sheet, statement of operations and retained earnings of Goozex, and statements of cash flows and equity of Goozex, together with the related notes thereto for the two years ending December 31, 2011 (collectively, the “Audited Financial Statements”).  The Audited Financial Statements are complete and correct in all material respects and fairly present the financial condition of Goozex as of the dates thereof and the results of their operations for the fiscal years and periods ended on such dates and each has been prepared on a basis consistent with prior accounting periods and in accordance with United States generally accepted accounting principles and the rules of the Public Company Accounting Oversight Board consistently applied. The Audited Financial Statements presents fairly the financial position, results of operations and changes in financial position of Goozex as of the dates and for the periods indicated.

Except as set forth in Schedule 2.7, Goozex has no material liability or obligation of any nature (absolute, contingent or otherwise) which is not fully reflected or reserved against in the Audited Financial Statements, except for liability reserves or obligations incurred since the date of the Audited Financial Statements (i) in the ordinary course of business and consistent with past practice and not in excess of $10,000 in the aggregate or $1,000 individually.

2.8           Absence or Certain Changes or Events

Since December 31, 2011, neither Goozex nor any of its officers or directors in their representative capacity on behalf of Goozex has:

(a)           taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)           forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by the Principal Goozex Stockholders or any officer, director or employee of Goozex);

(c)           suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent or otherwise), earnings or reserves or in its financial condition, business, business prospects or operations;

(d)           borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $5,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

(e)           permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord's liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(f)           sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(g)          disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, domain names or trade secrets of Goozex;

(h)           made any capital expenditure or commitment to make a capital expenditure for additions to property, plant, equipment or intangible capital assets in excess of $5,000.00;

(i)    made any change in any method of accounting or accounting practice;

(j)            issued any capital stock or other securities or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Goozex, or otherwise permitted the material withdrawal by any of the holders of capital stock of Goozex of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(k)           paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible), with the exception of travel or other employment related advances, to, or entered into any agreement or arrangement with, any of the holders of capital stock of Goozex, or any affiliate of such holder or any of its officers or directors, except for compensation paid to officers at rates not exceeding the rate of compensation as of January 1, 2011;

(l)            entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of Goozex or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of Goozex, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

(m)          received notice of, or otherwise obtained knowledge of:  (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Goozex before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any material claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty materially adverse to Goozex before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which Goozex is a party which relate directly to the transactions contemplated herein or which would otherwise have a material  adverse effect upon the business, business prospects, assets or financial condition of Goozex, or

(n)          agreed, whether in writing or otherwise, to take any action described in this Section 2.8 not otherwise specifically disclosed pursuant to this Section 2.8.

2.9           Taxes

Goozex has (a) duly and timely filed all tax returns, information returns and reports for all Taxes (as defined below) required to have been filed with respect to Goozex and (b) paid in full or provided for all Taxes, interest and other governmental charges which are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

Furthermore, (i) the reserves and provisions for Taxes reflected in the Audited Financial Statements are adequate; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Goozex and no audit or investigation by governmental authorities is under way with respect to Taxes, interest or other governmental charges; (iii) no state of facts exists or has existed which would constitute a reasonable basis for the assessment against Goozex of any additional tax liability with respect to any period for which tax returns have been filed; and (iv) Goozex has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations.

2.10         Property

(a)           Goozex owns no real property.

(b)           Schedule 2.10 contains a complete and accurate list of each item of personal property having a fair market value in excess of $5,000 which is owned, leased, rented or used by Goozex (the “Personal Property”); provided, however, that such list need not describe the Listed Intellectual Property or the Intellectual Property Licenses (both terms as defined in Section 2.17 hereof). Goozex has delivered to SLGI true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Personal Property. The Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000, the Listed Intellectual Property and the Intellectual Property Licenses) (i) reflected in the Audited Financial Statements purchased by Goozex since the date of the Audited Financial Statements (except for such properties or assets sold since the date of the Audited Financial Statements in the ordinary course of business and consistent with past practice) or (ii) used in the business of Goozex as presently conducted.

(c)           Goozex does not have any real property leased.

(d)           Goozex owns the Personal Property free and clear of all liens.

(e)           Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, Goozex has performed all material obligations imposed upon it thereunder, and neither Goozex nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder, except in the event that any such default would not constitute a Material Adverse Effect. No consent is required from the owner or lessor under any lease of Personal Property in connection with the consummation of the transactions described in this Agreement, and Goozex has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Goozex has not granted any leases, subleases, tenancies or licenses of any portion of the Personal Property.

2.11         Contracts

Schedule 2.11 contains a complete and accurate list of all material contracts, oral or written, to which Goozex is a party or by which Goozex is bound, including, without limitation, security agreements, advertising agreements, instruments relating to the borrowing of money, and broker or distributorship agreements. All material contracts are valid, binding and enforceable in accordance with their terms against each party thereto, are in full force and effect, Goozex has performed all material obligations imposed upon it thereunder, and neither Goozex nor any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. True and complete copies of each such contracts have been heretofore delivered to SLGI.  Except as specifically set forth in Schedule 2.11, Goozex has no:

(a)           agreements, contracts, commitments or restrictions requiring Goozex to make any charitable contribution;

(b)           outstanding sales or service contracts, commitments or proposals;

(c)           material contracts with directors, officers, Principal Goozex Stockholders, employees, agents, consultants, advisors, salesmen or dealers, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Goozex;

(d)           employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(e)           restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer which restriction is material to the business of Goozex;

(f)           debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $2,500 individually or $10,000 in the aggregate;

(g)           loans outstanding to any Person other than expense advances to employees not in excess of $1,000 individually or $2,500 in the aggregate;

(h)           powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

(i)            notice of or any knowledge that any party to a material contract to which it is a party intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder;

(j)            material disagreement with any of its suppliers or customers; and

(k)           equipment leases other than leases previously disclosed pursuant to Section 2.8.

2.12         Domain Names

Schedule 2.12 sets forth all Internet domain names used by Goozex. Goozex has no knowledge of any third party regarding ownership of any such domain names or the alleged infringement of any rights of any such parties by Goozex’s ownership of such domain names.

2.13         Insurance

Goozex maintains such policies of insurance, as are appropriate to Goozex’s operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.

2.14         Litigation; Claims and Legal Proceedings

Goozex is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting Goozex, its management or its properties. Goozex has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

There are no material claims, actions, suits, arbitrations or proceedings pending or involving or threatened against, or investigations involving, Goozex before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the best of the knowledge of Goozex and the Principal Goozex Stockholders, there is no valid basis for any material claim, action, suit, arbitration, proceeding or investigation adverse to the business, business prospects, assets, operations or condition (financial or other) of Goozex before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Goozex is a party.

2.15         Labor Matters

Goozex has, to its knowledge, substantially complied with all provisions of all applicable law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours.

2.16         Employee Benefit Plans

Goozex has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees.

2.17         Intellectual Property

(a)           Set forth in the Schedule 2.17, is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, domain names, trade secrets and formulae (collectively, the “Listed Intellectual Property”) of any kind now used in the business of Goozex and the goozex.com website, except mass-market third-party software packages used by Goozex.  Schedule 2.17 contains a complete list of all licenses or agreements, to which Goozex with respect to any of the Listed Intellectual Property (the “Intellectual Property Licenses”).  Except as set forth in Schedule 2.17, neither Goozex’s operations nor any Listed Intellectual Property or Intellectual Property License infringes or provides any basis to believe that Goozex’s operations or any Listed Intellectual Property or Intellectual Property License would infringe upon any validly issued trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there, to the best of Goozex’s knowledge, any infringement by any other Person of any of the Listed Intellectual Property.

(b)           Except as specifically set forth in Schedule 2.17, Goozex is the sole and exclusive owner or licensee of:

(i)            the Listed Intellectual Property and the technology, know-how and processes now used by Goozex, or used in connection with any product now being manufactured and sold by Goozex; and

(ii)           all rights, title and interest in and to the computer software listed in Schedule 2.17, with all modifications, enhancements and additions thereto, including, without limitation, all rights in and to all versions thereof and all source code, object code, manuals and other documentation and related materials thereof (collectively, the “Website Software”).  Without limiting the generality of the above, the Website Software shall also include all of Goozex’s related programs, database structures, database contents, HTML, Perl, JavaScript and all other scripting and programming implementing the goozex.com website, trade secrets, algorithms and processes relating to the Website Software or such programs, Website Software copyright in and to each and all works derivative therefrom (including the registrations of copyright listed in Schedule 2.17), all current, enhanced and developmental versions of the source and object code and any variations thereof, all user and programmer documentation, all design specifications, all system documentation (including all flow charts, systems procedures and program component descriptions), all procedures for modification and preparation for the release of enhanced versions and all test data available (excluding all proprietary information of third parties) with respect to the Website Software.

(c)           Each of the Intellectual Property Licenses is valid, binding and enforceable in accordance with its terms against the parties thereto (subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity), Goozex has performed all obligations imposed upon it thereunder, and Goozex is not in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in Schedule 2.17, Goozex has not received notice that any party to any of the Intellectual Property Licenses intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.  No licenses, sublicenses, covenants or agreements have been granted or entered into by Goozex in respect of any of the Listed Intellectual Property except the Intellectual Property Licenses. No director, officer, Principal Goozex Stockholders or employee of Goozex owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property.  None of the officers of Goozex and none of Goozex’s employees, and none of its consultants,  agents, representatives or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, with any Person other than Goozex.

(d)   (i) Goozex has the right to use all trade secrets, customer lists, database context, graphics, logos, jpegs, illustrations, and the like used on the goozex.com website, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) Goozex has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Goozex involved in the design, review, evaluation, development, implementation or support of services or products of Goozex or the creation or development of any Listed Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Goozex’s trade secrets and other confidential information and to vest in Goozex exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of Goozex, all trade secrets and other confidential information of Goozex are not part of the public domain or knowledge, nor, to the knowledge of Goozex, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for Goozex; and (v) to the knowledge of Goozex, no employee or consultant of Goozex has used any trade secrets or other confidential information of any other Person in the course of their work for the Goozex.

(e)   No Listed Property Right or product, technology or service of Goozex is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Goozex. To the knowledge of Goozex, no (i) product, technology, service or publication of Goozex, or (ii) material published or distributed by Goozex or any statement of Goozex, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

(f)    Goozex’s use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of Goozex has complied with the Goozex’s published privacy policy in effect at the time such User Data was collected (collectively, the "Privacy Policies") and all applicable laws that relate to or govern the compilation, use and transfer of User Data.  For purposes hereof, (1) "User Data" means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a website and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) "Personal Element" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) "Unique Identifying Number" means an identifier uniquely associated with a Person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

2.18         Inventory

Goozex has no inventory.

2.19         Corporate Books and Records

Goozex has furnished to SLGI or its representatives for their examination true and complete copies of its (a) Articles of Incorporation of Goozex, including all amendments thereto, (b) the minute books of Goozex, and (c) the stock register books of Goozex.

2.20         Licenses, Permits, Authorizations, Etc.

Goozex has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Goozex's business, business prospects, assets, operations or condition (financial or other) (“Material Regulatory Consents”). Goozex has not received any notification of any failure by it to have obtained any Material Regulatory Consents.

2.21         Applicable Laws

Goozex has complied, and is in compliance with, all applicable laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to the Personal Property, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets or operations of Goozex, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters. Goozex has not received any notification of any asserted present or past unremedied failure by Goozex to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.22         Insurance

Goozex maintains such policies of insurance, as are appropriate to Goozex’s operations, property, and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.

2.23         Brokers and Finders

Goozex represents and warrants, and each of the Principal Goozex Stockholders represent and warrant, that with the exception of Baytree Capital Associates, LLC neither the Principal Goozex Stockholders nor any director, officer, agent or employee acting on behalf of Goozex or the Principal Goozex Stockholders has retained any broker or finder in connection with the transactions contemplated by this Agreement.

2.24         Insider Interests

Goozex represents and warrants, and each Principal Goozex Stockholder represents and warrants to such Principal Goozex Stockholder’s knowledge, that except as set forth in Schedule 2.31 neither the Principal Goozex Stockholders nor any officer of Goozex has any interest (other than as a stockholder of Goozex) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Goozex, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Goozex, its present or prospective business or its operations, except for an Employment Agreement, if any, to be entered into between any of the Principal Goozex Stockholders with SLGI at the Closing.

2.25         Full Disclosure

No information furnished by Goozex or the Principal Goozex Stockholders to SLGI in this Agreement (including, but not limited to, the Audited Financial Statements, all information in the Schedules and the other Exhibits hereto) is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. None of the Principal Goozex Stockholders has made any untrue statement of a material fact nor (as the Principal Goozex Stockholders, knowingly) omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by the Principal Goozex Stockholders or SLGI, in light of the circumstances in which they were made, not materially misleading.

2.26         Investment Representations

Each Principal Goozex Stockholder represents on his or her own behalf:

(a)           Investment. Each Principal Goozex Stockholder shall receive the SLGI Common Stock with no intention of distributing or reselling the SLGI Common Stock or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to the Principal Goozex Stockholder's rights at all times to sell or otherwise dispose of all or any part of the SLGI Common Stock under an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or under an exemption from such registration requirements available under the Securities Act and applicable state securities laws.

(b)           Exempt Transaction. Such Principal Goozex Stockholder understands that the SLGI Common Stock received or to be received by the Stockholder pursuant to this Agreement has not been registered under the Securities Act by reason of its sale in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the Principal Goozex Stockholder will have to hold the SLGI Common Stock and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(c)           Experience. Such Principal Goozex Stockholder acknowledges that the Principal Goozex Stockholder and the Principal Goozex Stockholder's representatives, if applicable, are experienced in, and capable of, evaluating the financial condition and prospects of corporations like SLGI. The Principal Goozex Stockholder has had access to the records of SLGI and has had the opportunity to ask questions concerning SLGI and an investment in the SLGI Common Stock.

(d)           No Current Intention to Dispose of SLGI Stock.  No Principal Goozex Stockholder has any current plan or intention, or is under any binding commitment or contract, to sell, exchange or otherwise dispose of the SLGI Common Stock received hereunder.

ARTICLE III- REPRESENTATIONS AND
WARRANTIES OF SLGI

Except as is otherwise described in the applicable Schedules, SLGI represents and warrants to Goozex and the Principal Goozex Stockholders, as of the date of this Agreement and as of the Closing, all as follows in this Article III:

3.1           Organization, Good Standing

SLGI is a corporation duly organized, validly existing and in good standing under the laws of the States of Nevada, and has all requisite corporate power and authority to own, operate and lease their properties and assets and to carry on their businesses as now conducted.

3.2           Authority

SLGI has full corporate power and authority to execute, deliver and perform this Agreement to which either is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and will be, on the Closing Date, duly executed and delivered by SLGI, and this Agreement is, and on the Closing Date, a legal, valid and binding obligation of SLGI, enforceable against SLGI in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability affecting the rights of creditors and to general principles of equity.

3.3           No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery and performance of this Agreement by SLGI, the issuance of the SLGI Common Stock to the Principal Goozex Stockholders and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to SLGI, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which SLGI is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of SLGI or the SLGI Common Stock delivered as the Purchase Price, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of SLGI, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of SLGI.   No consent, approval, order, authorization or registration qualification, designation, license, license, declarations or filing with any state of federal governmental authority or any other Person is required on the part of SLGI in connection with the execution and delivery of this Agreement, the issuance of the SLGI Common Stock as the Purchase Price or the consummation of the transactions contemplated herein.

3.4           Authorized Capital.

The authorized capital stock of SLGI consists (a) 100,000,000 shares of common stock, $0.001 par value (“SLGI Common Stock”) and (b) 1,000,000 shares of preferred stock, $0.001 par value (“SLGI Preferred Stock”).

As of the Closing, there will be no more than 30,000,000 shares of SLGI Common Stock issued and outstanding, without giving effect to issuance of the shares of SLGI Common Stock to be issued to the Principal Goozex Stockholders and no shares of SLGI Preferred Stock issued and outstanding.

There are no additional outstanding subscriptions, options, including by way of employee or similar options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating SLGI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of SLGI Preferred Stock or SLGI Common stock or obligating SLGI to grant, extend or enter into any agreement or commitment except for as otherwise herein.

3.5           Legal Proceedings

There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of SLGI, threatened against SLGI before or by any court or governmental, regulatory, quasi-governmental agency or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, and, to the knowledge of SLGI, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.  There are not outstanding or unsatisfied judgments, orders, decrees or stipulations to which SLGI is a party which involved the transactions contemplated herein or which would have a material adverse effect on SLGI.

3.6           SEC Filings

As of the Closing, SLGI shall have filed with the Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed by SLGI under the Securities Act, or the Securities Exchange Act, from and after the filing thereof (the " SLGI SEC Documents"). The SLGI SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act, and the Securities Act, as the case may be, and the applicable rules and regulations promulgated thereunder. The SLGI SEC Documents accurately reflect the consolidated financial position of SLGI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended.

3.7           Brokers and Finders

Neither SLGI, nor any director, officer, agent or employee acting on behalf of SLGI, has retained any broker or finder in connection with the transactions contemplated by this Agreement other than Baytree Capital Associates, LLC.

3.8           Duly Authorized.

As of the Closing, the issuance of the SLGI Common Stock comprising the Purchase price to the Principal Goozex Stockholders will be duly authorized and, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
OF SLGI

The obligations of SLGI to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by SLGI

4.1           Accuracy of Representations and Warranties

The representations and warranties of Goozex and the Principal Goozex Stockholders contained herein (including applicable Exhibits or Schedules) shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2           Performance of Agreement

Goozex and the Principal Goozex Stockholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

4.3           Principal Goozex Stockholders Approval

The Principal Goozex Stockholders shall have executed a valid consent approving this Agreement and the transactions contemplated hereby in accordance with applicable law concerning stockholder consents in lieu of stockholder meetings.

4.4           Officers' Certificate

Goozex shall have delivered to SLGI a certificate of its President dated the Closing Date, stating that the representations and warranties of Goozex contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.5           Goozex Stockholders' Certificates

Each Principal Goozex Stockholder shall have delivered to SLGI a certificate, dated the Closing Date, stating that the representations and warranties SLGI such Principal Goozex Stockholder contained in this Agreement  shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

4.6           Due Diligence

SLGI shall have completed its due diligence review to its satisfaction, and their investigations shall not have revealed any facts or circumstances which, in their sole and absolute judgment, reflect in a material adverse way on the business, business prospects, assets, operations or condition (financial or other) of Goozex.

4.7           Material Change

From January 1, 2012 to the Closing Date, Goozex shall not have suffered any Material Adverse Effect.

4.8           Stockholder Releases/Investment Letter

Each Principal Goozex Stockholder shall have delivered to SLGI (x) an instrument dated the Closing Date releasing Goozex from any and all (i) claims prior to the Closing Date of such stockholder against Goozex from and (ii) obligations prior to the Closing Date of Goozex to such Principal Goozex Stockholder, except for obligations arising under this Agreement or the transactions contemplated hereby and (y) an investment letter and receipt in the form annexed as Exhibit 4.10.

4.9           Lock-Up Letter

Each Principal Goozex Stockholder shall have executed a lock-up letter, in the form set forth in Exhibit 4.0 hereto restricting the sale of fifty percent (50%) of their Purchase Price Shares for a for a period of twelve (12) months following the Closing and fifty percent (50%) of their Purchase Price Shares for a period of eighteen (18) months following the Closing.  The lock-up letter shall also provide that for the two year period following the expiration of any lock-up period each Principal Goozex Stockholder shall sell no more than ten percent (10%) per month of the Purchase Price Shares they received with no more than two percent (2%) offered for sale on any day.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE PRINCIPAL GOOZEX STOCKHOLDERS AND GOOZEX

The obligations of the Principal Goozex Stockholders and Goozex to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by on behalf of Goozex, by the President of Goozex and by the Principal Goozex Stockholders who collectively hold at least 75% in interest of the Goozex Stock.

5.1           Accuracy of Representations and Warranties

The representations and warranties of SLGI contained herein shall have been true in all material respects when made and shall be true in all material respects as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

5.2           Performance of Agreement

SLGI shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

5.3           Officers' Certificate

SLGI shall have delivered to Goozex a certificate, dated the Closing Date, stating that the representations and warranties of SLGI contained in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.

ARTICLE VI - CONDITIONS PRECEDENT TO
OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by SLGI, Goozex and by the Principal Goozex Stockholders who collectively hold at least 75% in interest of the Goozex Stock.

6.1           Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement.

6.2           Approvals and Consents

All transfers of permits or licenses, all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of Goozex, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.3           Private Placement

SLGI shall have completed, at or before the Closing, a private placement of SLGI stock and/or warrants in any amount of at least $1,000,000 (the “Private Placement”).  The Private Placement will be conducted at post-money valuation for the combined SLGI-Goozex of no less than $5,000,000.

ARTICLE VII - COVENANTS

7.1           Conduct of Business by Goozex Pending the Closing.

Prior to the Closing, unless SLGI shall otherwise agree or as otherwise contemplated by this Agreement:

(a)           Goozex shall conduct its business only in the ordinary course and shall not materially change its operations;

(b)           Goozex shall not (i) amend its Certificate of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding capital stock or declare, set aside or pay any dividend payable in cash, stock or property;

(c)           Goozex shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other assets other than in the ordinary course of business, (iii) incur a material amount of additional indebtedness or any other material liabilities or enter into any other material transaction, (iv) take any other of the actions listed in Section 2.8 hereof, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

(d)           Goozex shall promptly notify SLGI of any material adverse change in the assets, properties, business, results of operations, properties or financial condition of Goozex.

7.2           Access and Information

Subject to SLGI’s compliance with Section 7.7 hereof, Goozex’s shall afford SLGI and its respective accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing to all of Goozex’s properties, books, contracts, commitments and records (including, but not limited to, tax returns), and, during such period, Goozex shall furnish promptly to SLGI all information concerning Goozex’s business, properties and personnel as SLGI may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of SLGI to consummate this Agreement.  Subject to their compliance with Section 7.7 hereof, Goozex and the Principal Goozex Stockholders shall also be permitted to conduct such investigation of SLGI as is reasonable and necessary to evaluate the financial condition and prospects of, and the risk of investment in, the SLGI Common Stock.

7.3           Advice of Claims

From the date of this Agreement to and including the Closing Date, each party hereto shall promptly advise all other parties hereto in writing of the commencement or threat of any claims, litigation or proceedings against or affecting any party hereto, of which such party has knowledge.

7.4           Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof.  No party will undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5           Information in Disclosure Documents

Each party covenants that, other than with respect to information furnished by the other parties for use therein, none of the information to be included in the materials to be furnished to the Principal Goozex Stockholders by or on behalf of the Board of Directors or management of the parties to this agreement in connection with the approval of this Agreement by the Principal Goozex Stockholders, or other parties hereto will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

7.6           No Offers

Unless this Agreement terminates pursuant to Article IX hereof, neither Goozex nor the Principal Goozex Stockholders shall, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of Goozex or substantially all the assets of Goozex or the business of Goozex, and Goozex shall immediately cease any current negotiations.

7.7           Confidentiality

In connection with the transactions contemplated herein, SLGI and Goozex are furnishing each other and the Principal Goozex Stockholders with certain information, which is either nonpublic, confidential or proprietary in nature.  All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information”.  As used in this Agreement, the “representatives” of any party shall mean such party's officers, employees, agents or other representatives, including, without limitation, attorneys, accountants, consultants and financial advisors. In consideration of each party's being furnished with the Confidential Information of the other, each party agrees that:

(a)           The Confidential Information will be kept confidential and except as required by law will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the transactions contemplated herein; provided, however, that upon the execution of this Agreement by SLGI, the Principal Goozex Stockholders and Goozex, SLGI and its representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the transactions contemplated herein.  Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b)           Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other person the fact that the Confidential Information has been made available, or any of the terms, conditions or other facts with respect to the transactions contemplated herein, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c)           In the event the parties do not proceed with the transactions contemplated herein, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof.  Analyses, notes, studies or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the transactions contemplated herein will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d)           This Section 7.7 shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e)           In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil or criminal investigative demand or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f)            Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c) or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g)           It is further understood and agreed that no failure or delay by any party in exercising any right, power or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of such any right, power or privilege hereunder.

7.8           Certain Provisions Related to Consents

Goozex shall use commercially reasonable efforts prior to and after the Closing to obtain all consents that are required in connection with the transactions contemplated by this Agreement. Goozex shall not obtain any consent that will affect Goozex to its economic detriment. Goozex shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that Goozex shall not be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

7.9           Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement, to maintain for SLGI full title to all properties, assets and rights of Goozex and to effect the transfer of the Stock to SLGI and to effect the issuance of the SLGI Stock to the Principal Goozex Stockholders and to consummate any other transaction contemplated herein.

7.10         Notice of Certain Events.

Goozex shall promptly notify SLGI of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement; and

(c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Goozex if pending on the date of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

7.18         Right of SLGI to Effect Transaction with Newly Formed Subsidiary.

SLGI shall have the right and option, at its discretion, prior to the Closing, to effect the Transaction with Goozex, Inc., a newly formed Nevada corporation, wholly-owned by SLGI in the stead of SLGI, provided that such election by SLGI shall not affect the representations and warranties or duties and obligations (other than altering the parties to the Transaction) made by SLGI to Goozex and the Principal Goozex Stockholders. SLGI shall exercise such right by providing notice thereof to Goozex, prior to the Closing, in accordance with the notice provisions herein.

ARTICLE VIII -
DOCUMENTS DELIVERED AT CLOSING

8.1           Documents at Closing.

At the Closing, the following documents shall be delivered:

(a) Goozex and the Principal Goozex Stockholders shall deliver, or shall cause to be delivered, to SLGI the following:

(i) a certificate executed by the President and Secretary of Goozex to the effect that all representations and warranties made by Goozex under this Agreement are true and correct as of the Closing, the same as though originally given to SLGI on said date;

(ii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iii) certified copies of resolutions adopted by the directors of Goozex authorizing this transaction;

(iv) all stock certificates in Goozex together with duly executed blank stock powers for each certificate

(v) all other items, the delivery of which is a condition precedent to the obligations of SLGI as set forth herein.

(b) SLGI will deliver or cause to be delivered to Goozex:

(i)  stock certificates representing the shares of SLGI Common Stock to be issued to the Principal Goozex Stockholders as the Purchase Price;

(ii)  The cash portion of the Purchase Price in the amount of $150,000;

(ii)  a certificate of the President of SLGI, to the effect that all representations and warranties of SLGI made under this Agreement are true and correct as of the Closing, the same as though originally given to Goozex on said date;

(iii)  certified copies of resolutions adopted by SLGI’s board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

(iv)  certificate from the jurisdiction of incorporation of SLGI dated at or about the Closing Date that SLGI is in good standing under the laws of said state;

(v)  such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

ARTICLE IX - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of Goozex and SLGI

(b)           by either Goozex or SLGI if the other parties shall have substantially and materially breached their agreements hereunder; provided, however, that Goozex may not terminate this Agreement for a breach by the Principal Goozex Stockholders.  Furthermore, this Agreement shall not be terminated (nor shall any other action be taken) for any breach hereunder, unless the party seeking termination shall have provided to all other parties written notice describing the breach with sufficient specificity to permit cure thereof and the other parties shall have a reasonable opportunity (of not less than 30 days) to cure such breach.  In the event of such cure, the cured breach shall be deemed a nullity and no action of any nature arising out of such nullified breach, against the breaching party shall be permitted; or

(c)           by either Goozex or SLGI if the Closing has not occurred by April 30, 2012; provided that the party electing to terminate has used its best efforts to consummate the Closing prior to April 30, 2012.

In the event of any termination pursuant to this Article IX (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other parties hereto. Such termination shall not prejudice any party's right to seek remedies for another party's breach of this Agreement.  All provisions of this Agreement regarding confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE X - GENERAL

10.1         Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and carrying out of this Agreement (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

10.2         Amendment

Goozex, SLGI and the Principal Goozex Stockholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

10.3         Indemnification and Survival of Warranties

10.3.1      (a) Goozex and the Principal Goozex Stockholders agree to indemnify, SLGI, its successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing, and to hold each of them harmless against and in respect of any and all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by Goozex or the Principal Goozex Stockholders in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by Goozex or the Principal Goozex Stockholders in this Agreement.

(b)           SLGI agrees to indemnify and to hold harmless the Principal  Goozex Stockholders and his successors, assigns heirs, and legatees against and in respect of all losses, damages, Taxes, penalties or other additions to Taxes, costs and expenses, including attorneys' and accountants' fees incurred by any of them by reason of (i) a breach of any of the representations or warranties made by SLGI in this Agreement or (ii) the nonperformance (whether partial or total) of any covenants or agreements made by SLGI in this Agreement.

10.3.2      If any Person entitled to indemnification pursuant to Section 10.3.1 hereof (an “Indemnitee”) is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

10.3.3      The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (a) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (b) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (c) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding and (d) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, SLGI and the Principal Goozex Stockholders shall permit each other reasonable access, subject to the provisions of Section 7.9 hereof, to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

10.3.4      The representations and warranties of Goozex and the Stockholders contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing.

10.3.5      Notwithstanding anything to the contrary contained herein, SLGI acknowledges that Goozex and the Principal Goozex Stockholders do not indemnify SLGI for any potential claim against Goozex and the Principal Goozex Stockholders by Game Trading Technology, Inc.

10.6         Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7         Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

10.8         Applicable Law

This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the state of New York, as applied to contracts executed and to be fully performed in such state by citizens of such state.

10.9         Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests or obligations hereunder of any party hereto shall be assigned without the prior written consent of the other parties; provided that (a) any Principal Goozex Stockholder shall be permitted to assign its consideration payable hereunder to any third party and (b) any Principal Goozex Stockholder which is a corporation may assign its rights and obligations under this Agreement to the principal stockholder of such corporation, or to the principal stockholder of the parent corporation of such stockholder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

10.10       Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery or certified or registered mail, reputable overnight courier service, telegram or confirmed facsimile transmission, addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice, The effective date of any notice or request shall be three days from the date it is mailed by the addressor, upon delivery of the courier package if it is sent by courier, upon delivery to a telegraph company properly addressed with charges prepaid, upon confirmation of a successful facsimile transmission, or in any event upon personal delivery.

Notices to SLGI, Goozex and the Principal Goozex Stockholders shall be sent as follows:

Bay Acquisition Corp.,
420 Lexington Avenue
Suite 2320
New York, NY 10170

with copies to:

Cyruli Shanks Hart & Zizmor, LLP
420 Lexington Avenue
Suite 2320
New York, NY 10170
Attention: Paul Goodman

To Goozex and the Principal Goozex Stockholders:

Goozex, Inc.
387 technology drive, suite 3110A
College Park, MD 20742

As set forth below each Principal Goozex Stockholders name.

Valerio Zanini
387 Technology Drive, Suite 3110A
College Park, MD 20742

Robert M. Nebesky
387 Technology Drive, Suite 3110A
College Park, MD 20742

Jonathan Dugan
387 Technology Drive, Suite 3110A
College Park, MD 20742

with copies to:

Blackthorn Law Group LLP
1725 I Street NW
Suite 300
Washington DC  20006
Attention: Kevin J. Joyce

10.11       Publicity

Until the Closing, neither Goozex nor the Principal Goozex Stockholders shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of SLGI.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

Bay Acquisition Corp

By: /s/ Paul Goodman
_______________________________
Its: President

Goozex, Inc.

By: /s/ Valerio Zanini
_______________________________
Its: CEO and President

THE PRINCIPAL GOOZEX STOCKHOLDERS:

/s/ Valerio Zanini
___________________________

/s/ Jonathan Dugan
___________________________

/s/ Robert M. Nebesky
___________________________

/s/ Flavio Del Greco
___________________________